SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2011

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2011, Eagle Bank (the “Bank”), the wholly owned subsidiary of Eagle Bancorp, Inc. (the “Company”) entered into new employment agreements, effective September 1, 2011, with the following named executive officers of the Company: James H. Langmead, Thomas D. Murphy, Susan G. Riel and Janice L. Williams.  The new agreements replace employment agreements which expired August 31, 2011.

The agreements, which have substantially identical provisions, each provides for a three year term, until August 31, 2014, unless earlier terminated in accordance with the provisions of the agreement. The table below sets forth the current base salary to which each officer is entitled, which was not increased as a result of the new agreements, the amount of Bank paid life insurance (at standard rates), and annual car allowance to which the named executive officers are entitled.  Each of these officers is entitled to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all officers and employees of the Bank or the Company. Under each agreement, if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he/she would be entitled to receive continued payment of base salary for one year following termination, plus payment of health insurance premiums under COBRA for one year, subject to his/her compliance with the noncompete and nondisturbance provisions of the agreement.

Name and Title	Base Salary	Car Allowance	Bank Paid Life Insurance (at standard rates)(1)
James H. Langmead, Executive Vice President, Chief Financial Officer of Company and Bank	$280,000	$9,000	$750,000
Thomas D. Murphy, Executive Vice President of the Company; President — Community Banking of Bank	$275, 400	$9,000	$750,000
Susan G. Riel, Executive Vice President of Company; Senior Executive Vice President — Chief Operating Officer of Bank	$341,600	$9,000	$750,000
Janice L. Williams, Executive Vice President — Chief Credit Officer of Bank	$275,000	$9,000	$750,000

In the event of termination of the other named executive officer’s respective employment without cause within 120 days before a change in control, or within 12 months after a change in control; the reduction in his/her compensation or position or responsibilities, or the voluntary termination of employment within the 30 day period following twelve months after a change in control, each of the other named executive officers would be entitled to receive a lump sum payment equal to 2.99 times his/her base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as an “excess parachute payment.”

The noncompete and nondisturbance provisions of the agreements provide that: for one year after termination, or until the end of the original term of the agreement, whichever is later, (i) the officer will not in any capacity render any services to a bank or financial services business, including those engaged in consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which the Company or its affiliates is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged, or to any person or entity that is attempting to form such a competitive bank or financial services business, with respect to any office, branch or other facility that is (or is proposed to be) located within a thirty-five (35) mile radius of the location of the Company’s headquarters or any branch; and (ii) the officer will not, directly or indirectly, induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Company and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship, or otherwise solicit any customer or employee of the Company.

The foregoing description of the terms of the employment agreements is not a complete description of all provisions of the agreement.  Copies of the employment agreements are included as Exhibits 10.1 through 10-4 to this Form 8-K.  The Company or Bank also entered into new employment agreements with certain other executive officers, copies of which are included as exhibits 10.5 and 10.6 to this form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated as of September 1, 2011 between EagleBank and James H. Langmead
10.2	Employment Agreement dated as of September 1, 2011 between EagleBank and Thomas D. Murphy
10.3	Employment Agreement dated as of September 1, 2011 between EagleBank and Susan G. Riel
10.4	Employment Agreement dated as of September 1, 2011 between EagleBank and Janice L. Williams
10.5	Employment Agreement dated as of September 1, 2011 between EagleBank and Laurence E. Bensignor
10.6	Employment Agreement dated as of September 1, 2011 between Eagle Bancorp, Inc., EagleBank and Michael T. Flynn
10.7	2010 Senior Executive Incentive Plan [Redacted]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: December 23, 2011